Exhibit 2.3

WAIVER AND AMENDMENT AGREEMENT

WAIVER AND AMENDMENT AGREEMENT (this “Agreement”), dated as of September 30, 2024, by and among Trustfeed Corp., a Nevada corporation (“Parent”), Polomar Acquisition, L.L.C., a Florida limited liability company (“Merger Sub”) and a wholly owned subsidiary of Parent, and Polomar Specialty Pharmacy, LLC, a Florida limited liability company (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to those terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger and Reorganization dated as of June 28, 2024 (the “Merger Agreement”); and

WHEREAS, the Parties wish to amend the Merger Agreement and waive certain closing conditions described therein pursuant to the terms and conditions contained in this Agreement, and to confirm the parties’ intention to proceed towards the Closing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. All of the above recitals are hereby incorporated by reference and made part of this Agreement.

2. The Company hereby waives any and all breaches and/or defaults, if any, by Parent under Section 4.2 of the Merger Agreement.

3. Parent hereby waives any and all breaches and/or defaults, if any, by the Company under Section 4.1 of the Merger Agreement.

4. Section 5.14 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Cancellation of Parent Capital Stock. On or prior to the Closing Date, Parent shall redeem or otherwise acquire from its majority shareholder, for cancellation, 50,000,000 shares of Parent Capital Stock.”

5. The Company hereby waives the closing conditions described in Section 6.3(f) and Section 6.3(h).

6. The definition of “Exchange Ratio” in Exhibit A of the Merger Agreement is hereby amended by replacing “357,414.14” and replacing same with “2,074,141.47”.

7. By executing this Agreement, each Party hereby waives, releases and discharges any and all claims or causes of action, if any, of every kind and nature whatsoever, whether at law or in equity, arising at or prior to the date hereof, which it may have against the other Parties and/or its officers and employees in connection with this Agreement.

8. Except as specifically provided in this Agreement, the Merger Agreement shall continue in full force and effect in accordance with its terms.

9. This Agreement may be executed in counterparts, each of which will be deemed an original document, but all of which together shall constitute but a single document. An executed facsimile or .pdf of this Agreement shall be deemed to be a valid and binding agreement between the parties hereto.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby agree to the terms and conditions as set forth hereinabove.

TRUSTFEED CORP.

By:	/s/ Terrence M. Tierney
Name:	Terrence M. Tierney
Title:	Interim President & Interim Chief Financial Officer

POLOMAR SPECIALTY PHARMACY, LLC

By:	/s/ Kimberly Mattera
Name:	Kimberly Mattera
Title:	Manager, Authorized Signatory

POLOMAR ACQUISITION, L.L.C.

By:	/s/ Terrence M. Tierney
Name:	Terrence M. Tierney
Title:	Manager